UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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AMPAL-AMERICAN ISRAEL CORPORATION
(Name of Registrant as Specified In Its Charter)

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AMPAL-AMERICAN ISRAEL CORPORATION
555 MADISON AVENUE
NEW YORK, NY 10022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 29, 2012

Dear Shareholder:

You are cordially invited to attend the annual meeting (the “Annual Meeting”) of the shareholders of Ampal-American Israel Corporation (the “Company” or “Ampal”) which will be held at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 35th floor, New York, NY 10104, on May 29, 2012, at 10:00 a.m., local time, to consider and act upon the following matters:

1.	To elect eight (8) directors to the Board of Directors of the Company to hold office for one year terms and until their respective successors shall be elected and qualified;

2.
To ratify the appointment of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012;

3.
To approve an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of all of the Company's Class A Stock, par value $1.00 per share, within a range of 1:10 to 1:20; and

4.	To transact such other business as may properly come before said meeting or any adjournment(s) or postponement(s) thereof.

Information regarding the matters to be acted upon at the Annual Meeting is contained in the accompanying Proxy Statement.

The Board of Directors of the Company has fixed the close of business on May 11, 2012 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Please vote, date, sign and mail the enclosed Proxy in the return envelope.  You will not need postage if you mail it from within the United States.  A prompt response will be helpful and appreciated.

By Order of the Board of Directors, YOSEF A. MAIMAN Chairman, President and Chief Executive Officer

Tel Aviv, Israel
April 30, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 29, 2012: The Notice of Annual Meeting, the Proxy Statement and the 2011 Annual Report are available at http://bnymellon.mobular.net/bnymellon/ampl.

YOUR VOTE IS IMPORTANT.  PLEASE VOTE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY, FOR WHICH A RETURN ENVELOPE IS PROVIDED, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING.  NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

AMPAL-AMERICAN ISRAEL CORPORATION

PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 29, 2012

This Proxy Statement is being furnished to the holders of Class A Stock, par value $1.00 per share (the “Class A Stock”), of Ampal-American Israel Corporation (the “Company” or “Ampal”) in connection with the solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) for use at the annual meeting of the shareholders of the Company to be held on May 29, 2012, and at any adjournment(s) or postponement(s) thereof (the “Annual Meeting”).  The mailing address of our principal executive office is 555 Madison Avenue, New York, NY 10022.  This Proxy Statement and enclosed proxy card are first being mailed to the shareholders of the Company entitled to vote at the Annual Meeting on or about May 16, 2012.  If you need directions to attend the Annual Meeting and vote in person, you should contact the Company by telephone at (866) 447-8636.  In an effort to present the information contained in this Proxy Statement in a clear manner, the Company has decided to use a question and answer format.

Q:	What am I voting on?

The election of Ampal’s eight directors for one-year terms, the ratification of the appointment of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited (“Kesselman & Kesselman”), as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012 and the approval of an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of all of the Company's Class A Stock (the "Reverse Stock Split") within a range of 1:10 to 1:20.  Please see the following pages for more information regarding each of these proposals:  the election of directors starting on page 4, the ratification of the appointment of Kesselman and Kesselman starting on page 14, and the Reverse Stock Split starting on page 30.

Q:	Who is entitled to vote?

Holders of the Class A Stock as of the close of business on May 11, 2012 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting.  As of April 30, 2012, the Company has 56,133,764 shares of Class A Stock outstanding (excluding treasury shares).  Each shareholder is entitled to one vote for each share of Class A Stock held on the Record Date.  The Class A Stock does not have cumulative voting rights.

Q:	How can I get a copy of Ampal’s annual report on Form 10-K?

Upon request, the Company will provide, without charge to any shareholder entitled to vote at the Annual Meeting, a copy of Ampal’s annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the fiscal year ended December 31, 2011.  Such request should be made to the Secretary of the Company at the address shown on the accompanying Notice of Annual Meeting of Shareholders.  The Company’s annual report on Form 10-K, as well as its other filings with the SEC, are available via the Internet at the Company’s website at http://www.ampal.com and at the SEC’s website at http://www.sec.gov.  In connection with the Annual Meeting, the Company’s annual report on Form 10-K is also available via the Internet at http://bnymellon.mobular.net/bnymellon/ampl.

Q:	How can I review Ampal’s financial statements for the fiscal year ended December 31, 2011?

A copy of Ampal’s 2011 annual report on Form 10-K containing the Company’s audited financial statements for the fiscal year ended December 31, 2011 has been mailed with this Proxy Statement to all holders of Class A Stock entitled to vote at the Annual Meeting on or about May 16, 2012.  In connection with the Annual Meeting, the Company’s annual report on Form 10-K is also available via the Internet at http://bnymellon.mobular.net/bnymellon/ampl.

Q:	Who are the principal shareholders of Ampal and how will they vote?

A group of shareholders (the “Controlling Shareholder Group”) consisting of Yosef A. Maiman, Ohad Maiman, Noa Maiman, and Yoav Maiman, and the companies Merhav (M.N.F.) Ltd. (“Merhav”), De Majorca Holdings Ltd. (“De Majorca”) and Di-Rapallo Holdings Ltd. (“Di-Rapallo”), beneficially owns approximately 61.5% of the voting power of our Class A Stock (excluding shares issuable upon the exercise of outstanding options). The Controlling Shareholder Group was formed in recognition of the Maiman family’s strong connection with the Company and in furtherance of the group’s common goals and objectives as shareholders, including the orderly management and operation of the Company. By virtue of its ownership of Ampal, the Controlling Shareholder Group is able to control our affairs and to influence the election of the members of our Board of Directors.  (See the sections below entitled “Security Ownership of Certain Beneficial Owners” and “Security Ownership of Management” for more details regarding the principal shareholders.)  The Controlling Shareholder Group has advised the Company that it will vote in favor of the Board’s slate of nominees for directors, in favor of the ratification of the appointment of Kesselman & Kesselman as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012, and in favor of the Company’s Reverse Stock Split.

Q:	Who is bearing the cost of preparing this Proxy Statement?

The costs of preparing, assembling and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement and the proxy card, are being borne by the Company.  The Company will also reimburse brokers who are holders of record of shares of the Company for their expenses in forwarding proxies and proxy soliciting material to the beneficial owners of the shares held by them.

Q.	Besides shareholders, who else will attend the Annual Meeting?

Some of the directors of Ampal, senior management of Ampal and representatives of BNY Mellon Shareowner Services, the Company’s transfer agent, will be present at the Annual Meeting.  Additionally, representatives of Kesselman & Kesselman, whom the Audit Committee has appointed to be its independent registered public accounting firm for the fiscal year ending December 31, 2012, are expected to be present and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Q:	What constitutes a quorum?

The holders of record of one-third of the outstanding Class A Stock entitled to vote at any meeting of shareholders shall constitute a quorum for the Annual Meeting.  As of April 30, 2012, a quorum of shares of Class A Stock outstanding (excluding treasury shares) therefore equals 18,711,255 shares of Class A Stock.  All votes will be tabulated by the inspector of elections appointed for the meeting.  The inspector of elections will also determine whether or not a quorum is present.  Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Q:	How do I vote using the proxy?

Sign your name exactly as it appears in the proxy, and return it in the enclosed prepaid envelope.  IF YOU SIGN YOUR PROXY BUT DO NOT INDICATE YOUR VOTING PREFERENCES, YOUR VOTE WILL BE COUNTED FOR ALL OF THE BOARD’S NOMINEES FOR DIRECTORS AND FOR THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND AGAINST THE REVERSE STOCK SPLIT. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Q:	May I revoke my proxy?

A proxy may be revoked at any time before it is exercised at the Annual Meeting by notifying the Company’s Secretary in writing or by returning a later-dated proxy.  You may also revoke your proxy by voting in person at the meeting (although your attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

Q:	How many votes are needed for the election of a director?

The election of a nominee director requires a plurality of the votes cast by the holders of shares present in person or represented by proxy at the Annual Meeting.  Proxies cannot be voted for a greater number of persons than the number of nominees listed in the Proxy Statement.  The Board of Directors of Ampal unanimously recommends the election of the following persons to the Board of Directors:  Yosef A. Maiman, Leo Malamud, Revital Degani, Menahem Morag, Erez Meltzer, Daniel Vaknin, Irit Eluz and Sabih Saylan.  Set forth below in this Proxy Statement is information about each nominee, including biographical data for at least the last five years.

Q:
How many votes are needed for the ratification of the appointment of Kesselman & Kesselman as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012?

The ratification of the appointment of Kesselman & Kesselman as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012 requires a plurality of the votes cast by the holders of shares present in person or represented by proxy at the Annual Meeting.  The Board of Directors of Ampal unanimously recommends the ratification of the appointment of Kesselman & Kesselman as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Q:	How many votes are needed for the approval of the Reverse Stock Split?

The approval of the Reverse Stock Split requires a majority of the votes of the holders of shares of Class A Stock then outstanding entitled to vote, present in person or represented by proxy at the Annual Meeting.  The Board of Directors of Ampal unanimously recommends the approval of the Company's Reverse Stock Split.

Q:	How will abstentions and broker non-votes be treated with respect to the proposals to be voted upon at the Annual Meeting?

Abstentions and broker non-votes (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which the broker or nominee is not empowered to vote on a particular matter) will have no effect on the outcome of these proposals. As you may know, the Dodd-Frank Wall Street Reform and Consumer Protection Act, required, among other things, that national securities exchanges revise their rules to prohibit brokers from voting shares they do not beneficially own, unless they have specific voting instructions from the beneficial owners, in connection with the election of directors (except for a vote with respect to an uncontested election of a member of a board of directors of a registered investment company), executive compensation proposals, and any other “significant matter” as determined by the SEC.  As a result, the NASDAQ Stock Market recently revised its rules to prohibit brokers from voting on a discretionary basis on any of the matters set forth in the preceding sentence. Therefore, your broker will not be able to vote on your behalf with respect to the election of directors without voting instructions from you.

Q:	Will any other matters be brought before the Annual Meeting?

Management does not presently know of any other matters which will be brought before the Annual Meeting.  If, however, other matters requiring the vote of the shareholders, not now known or contemplated, do properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote the proxies held by them in accordance with their judgment in such matters.

THE FOLLOWING QUESTIONS AND ANSWERS RELATE TO THE NOMINEES FOR
ELECTION TO THE BOARD OF DIRECTORS

Q:	How many directors does Ampal have?

The Company’s By-Laws provide that the entire Board shall be constituted of not less than three and not more than 29 persons, with the actual number serving set by the Board.  In connection with the nomination of the persons listed below to the Board of Directors, the Board set the number of directors at eight.  The Board recommends that the shareholders elect the eight persons nominated by the Board.

Q:	Who recommended the Company’s slate of nominees?

All of the nominees for directors were nominated by the Board and recommended by management.

Q:	Who are the Board’s nominees for directors?

The following is a description of each of the nominees for director setting forth their ages, their principal occupations and employment during the past five years and their tenure on the Board.

Name	Age	Position with Ampal	Director Since
Yosef A. Maiman	66	Chairman of the Board, Director, President and CEO	2002

Leo Malamud	60	Director	2002

Menahem Morag	61	Director	2004

Daniel Vaknin	57	Director	2008

Erez I. Meltzer	55	Director	2008

Irit Eluz	45	Senior Vice President – Finance and Treasurer, CFO and Director	2010

Sabih Saylan	53	Director	2010

Revital Degani	56	Director	2011

YOSEF A. MAIMAN, 66, has been the Chairman of the Board of Ampal since April 25, 2002 and President and Chief Executive Officer of Ampal since October 1, 2006. Mr. Maiman has been President and Chief Executive Officer of Merhav, one of the largest international project development companies based in Israel and member of the Controlling Shareholder Group, since its founding in 1975. Mr. Maiman is the Chairman of the Board of Directors of Gadot (as defined below), a wholly owned subsidiary of the Company. Mr. Maiman is also the Chairman of the Board of Directors of Channel 10 Ltd. (“Channel 10”), a commercial television station in Israel, a director of Eltek, Ltd. (“Eltek”), an Israeli public company, a foreign private issuer, traded on NASDAQ. Eltek is a leading Israeli printed circuit boards (PCB) manufacturer and developer, and of East Mediterranean Gas Company S.A.E. (“EMG”), in which the Company has a 12.5% interest. Mr. Maiman is an Honorary Consul to Israel from Peru. Mr. Maiman is also a member of the Board of Trustees of the Tel Aviv University, Chairman of the Israeli Board of the Jaffee Center for Strategic Studies at Tel Aviv University, a member of the Board of Governors of Ben Gurion University, and the Chairman of the Board of Trustees of the International Policy Institute for Counter Terrorism. Mr. Maiman, as Chairman, President and Chief Executive Officer of the Company, has approximately six years of management and operating experience with the Company and approximately ten years of experience leading the Board as its Chairman.  As a member of the Controlling Shareholder Group since 2002, Mr. Maiman’s interests are aligned with that of the other shareholders of the Company. Mr. Maiman has extensive experience with the types of international business transactions that the Company engages in and has an in-depth knowledge of the business of the Company’s operating subsidiaries.  Based on his current role as President and Chief Executive Officer of the Company, his history with the Company and his experience with international business transactions, Mr. Maiman provides the Board with skillful leadership and in-depth knowledge of the Company’s business.

LEO MALAMUD, 60, has been a director of Ampal since March 6, 2002. Since 1995, Mr. Malamud is Senior Vice President of Merhav. Mr. Malamud is also a director of Gadot, EMG, Channel 10, 10 News Ltd. and Nana 10 Ltd. Mr. Malamud, as Senior Vice President of Merhav, a company specializing in developing complex international projects, including in the energy sector and in developing countries.  Merhav is also a member of the Controlling Shareholder Group. Mr. Malamud is also a director of Gadot, one of the Company’s largest operating subsidiaries, and together with his other directorships and experience with Merhav, Mr. Malamud brings to the Board extensive experience and knowledge of the Company’s business as it relates to international transactions and the energy and chemicals industry.

MENAHEM MORAG, 61, has been a director of Ampal since January 27, 2004. From 1996 to 1999, Mr. Morag was the Head of Finance and Budget at the Israeli Prime Minister’s office in Tel Aviv. From 1999 to 2001, Mr. Morag was the Controller and Ombudsman at the Israeli Prime Minister’s office in Tel Aviv. From 2001 to 2003, Mr. Morag was the Head of the Human Resources Department at the Israeli Prime Minister’s office in Tel Aviv. From 2003 until 2006, Mr. Morag served as the Head of the Council of the Pensioners Association of the Israeli Prime Minister’s office in Tel Aviv. Mr. Morag has also served as a director in Palram Industries from 2004 until 2006, and from 2005 until 2006 he was the CEO of Keren-Shemesh Foundation for the Encouragement of Young Entrepreneurs. From 2006 to 2010, Mr. Morag served as a Deputy General Manager – Head of Resources Division of Union Bank of Israel Ltd. and as a director in several of the subsidiaries of Union Bank of Israel Ltd. In 2010, Mr. Morag was promoted to Senior Deputy General Manager of Union Bank of Israel Ltd. Mr. Morag, through his experience as Head of Finance and Budget at the Israeli Prime Minister’s office in Tel Aviv and as Deputy General Manager – Head of Resources Division of Union Bank of Israel Ltd., brings to the Board a broad-based and extensive background in finance, which strengthens the Board’s ability to analyze the financial aspects of the Company’s various transactions.  Mr. Morag is also an independent director under the rules of the NASDAQ Stock Market, serves as a member of the Company’s Audit Committee and is an “audit committee financial expert” for purposes of the rules promulgated by the SEC.

DANIEL VAKNIN, 57, has been a director of Ampal since November 5, 2008. Since 2011, Mr. Vaknin has been the Chief Executive Officer and owner of Dany Vaknin Management and Investments Ltd., a private Israeli company in the business of finance consultancy and investment banking. From August 2007 to November 2011 Mr. Vaknin has served as Chief Executive Officer of Israel Financial Levers Ltd. From 2005 to 2007, Mr. Vaknin served as the Chief Executive Officer of Phoenix Investments and Finance Ltd. From 2004 to 2005, Mr. Vaknin served as the Vice Chief Executive Officer of I.D.B Development Company Ltd. Prior to that Mr. Vaknin was a Senior Partner at Kesselman & Kesselman. Mr. Vaknin brings to the Board extensive and in-depth experience and knowledge of finance and accounting through his prior experience as a former Senior Partner at Kesselman & Kesselman and through his various positions with finance and investment firms.  Mr. Vaknin is also an independent director under the rules of the NASDAQ Stock Market, serves as a member of the Company’s Audit Committee and is an “audit committee financial expert” for purposes of the rules promulgated by the SEC.

EREZ I. MELTZER, 55, has been a director of Ampal since November 5, 2008. Since November 2008, Mr. Meltzer has served as Chief Executive Officer of Gadot, a wholly owned subsidiary of Ampal. Mr. Meltzer also serves as a director and Executive Vice Chairman of Gadot. Since 2009, Mr. Meltzer has been a director of Eltek, and since 2010, Mr. Meltzer has been the Chairman of the Board of Directors of Eltek. From 2006 to 2007, Mr. Meltzer was the Chief Executive Officer of Africa Israel Group. From 2002 to 2006, Mr. Meltzer was the President and Chief Executive Officer of Netafim Ltd. From 1999 to 2001, Mr. Meltzer was the President and Chief Executive Officer of CreoScitex. Mr. Meltzer serves as an external director of Gaon Industries Ltd. and as the Chairman of the Board of Directors of Ericom Software Ltd. Mr. Meltzer served as a colonel in the Israeli Defense Forces – Armored Corps (reserves). Mr. Meltzer has been the Chairman of the Lowenstein Hospital Friends Association since 1999, and the honorary chairman of the Israeli Chapter of YPO (the Young Presidents Organization). Mr. Meltzer brings to the Board strong leadership and management skills through his various chief executive positions with private and public companies and his current position as Chief Executive Officer of Gadot, one of the Company’s largest operating subsidiaries.  His knowledge of Gadot’s business and strategy to strengthen its business is an invaluable asset to the Board.

IRIT ELUZ, 45, has been a director of Ampal since May 5, 2010.  Ms. Eluz has been the Chief Financial Officer and Senior Vice President – Finance and Treasurer of Ampal since October 2004. From May 2002 until October 2004, Ms. Eluz was Chief Financial Officer and Vice President – Finance and Treasurer. Ms. Eluz serves as a director of Gadot. Since July 2006, Ms. Eluz has been an external director of Kamor Ltd. From January 2000 until April 2002, Ms. Eluz was the Associate Chief Financial Officer of Merhav. From June 1995 until December 1999, Ms. Eluz was the Chief Financial Officer of Kamor Group.

SABIH SAYLAN, 53, has been a director of Ampal since May 5, 2010. Since 2006, Mr. Saylan has been a Senior Vice President of Merhav, and a Vice President of Merhav since 1997. Mr. Saylan, through his 32 years of experience with Merhav and as a member of the Controlling Shareholder Group, brings to the Board a broad-based and in-depth knowledge of the types of international business transactions in which the Company typically engages.

REVITAL DEGANI, 56, has been a director of Ampal since May 5, 2011. Since 2003, Ms. Degani has been the Chief Executive Officer and owner of Engineering Control Ltd., a private Israeli company in the business of engineering consultancy and supervising services. Since 2007, Ms. Degani has been an External Director and a member of the audit committee of Isrotel Ltd., an Israeli public company which owns and operates a chain of hotels in Israel. From 2007 to 2010, Ms. Degani was a Director and a member of the audit committee of Euro-Globe Overseas (1986) Ltd., an Israeli public company. Since March 2012, Ms. Degani has been  an external director and member of the audit committee of Euro Globe Limited, an Israeli public company. From 2000 to 2006, Ms. Degani was an independent director and a member of the audit and executive committees of Eltek. Ms. Degani holds an LLB degree from the Tel Aviv University, practices law and acts as a mediator. During her career Ms. Degani has also been an internal legal counsel, company secretary and commercial manager in several public and private Israeli companies. Ms. Degani, through her diverse experience, as a lawyer, executive positions and internal legal counsel to several public and private companies, and as an independent director and audit committee member in public companies, one of which is traded on NASDAQ, brings to the Board a broad based and extensive background in the legal, finance and management fields. Ms. Degani is also an independent director under the rules of the NASDAQ Stock Market and serves as a member of the Company’s Audit Committee.

There are no family relationships between any of Ampal's directors and executive officers.

Q:	What happens if a nominee becomes unavailable for election?

In case any nominee should become unavailable for election to the Board for any reason, the persons named in the proxy will have discretionary authority in that instance to vote the proxies for a substitute.

Q:	How long will each director serve?

Each director will serve for a term of one year and until his or her successor shall be elected and qualified.

Q:	What type of compensation do directors receive?

Directors of Ampal (other than Messrs. Maiman and Meltzer and Ms. Eluz) receive $2,000 per Board meeting attended.  Directors of Ampal also receive the same amount for attendance at meetings of committees of the Board, provided that such committee meetings are on separate days and on a day other than the day of a regularly scheduled Board meeting.

Mr. Vaknin is entitled to $40,000 per year  and Mr. Morag and Ms. Degani are entitled to $30,000 per year, for attending Audit Committee and Special Committee meetings. Each of Messrs. Vaknin and Morag and Ms. Degani are additionally entitled to a fee of $2,000 per Audit Committee meeting attended.

In connection with the formation of the Special Committee on October 28, 2004, the Company entered into an Indemnification and Compensation Agreement with Mr. Morag.  The Company entered into the Indemnification and Compensation Agreement with Mr. Vaknin and Ms. Degani when each of them became a member of the Special Committee. In consideration for serving as a member of the Special Committee, the Company has agreed pursuant to the terms of the Indemnification and Compensation Agreement, among other things, to indemnify and hold harmless each director with respect to his/her service on, and any matter or transaction considered by, the Special Committee to the fullest extent authorized or permitted by law.

On May 5, 2011, the Board of Directors approved the grant, pursuant to the Company’s 2010 Incentive Plan, to Ms. Revital Degani, of an option to purchase 180,000 shares of Class A Stock at an exercise price of $1.21 per share, vesting in sixteen equal installments beginning on August 5, 2011.

For information concerning compensation and option grants to Mr. Maiman, Ms. Eluz and Mr. Meltzer, please see “Q:How are the Company’s executives compensated?” below.

Director Compensation For Fiscal Year Ended December 31, 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option(1)(2) Awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation	Total ($)
Yehuda Karni	25,204						25,204
Menahem Morag	44,000	--	--	--	--	--	44,000
Leo Malamud	--	--	--	--	--	--	--
Dr. Yossi Yerushalmi	6,000	--	--	--	--	--	6,000
Dr. Nimrod Novik	2,000	--	--	--	--	--	2,000
Joseph Geva	2,000	--	--	--	--	--	2,000
Daniel Vaknin	50,032	--	--	--	--	--	50,032
Erez Meltzer	--	--	--	--	--	--	--
Gideon Weinstein	6,000	--	--	--	--	--	6,000
Sabih Saylan	6,000	--	--	--	--	--	6,000
Revital Degani(3)	21,177	--	137,802	--	--	--	158,979

(1) Represents the grant date fair value in 2011 in accordance with ASC 718 for stock options. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 13 of our financial statements filed on Form 10-K for fiscal year 2011.

(2) At December 31, 2011, options to purchase the following numbers of shares of Class A Stock were outstanding and held by our directors (except for Mr. Maiman, Ms. Eluz and Mr. Meltzer): 168,750 shares for Mr. Karni, 180,000 shares for Mr. Morag, 180,000 shares for Mr. Malamud, 180,000 shares for Mr. Yerushalmi, 180,000 shares for Mr. Vaknin, 180,000 shares for Mr. Weinstein, 180,000 for Mr. Saylan and 180,000 for Ms. Degani.

(3) In fiscal year 2011, Ms. Degani was granted an option to purchase 180,000 shares of our Class A Stock, each with a grant date fair value of $1.21.

The following table sets forth certain information regarding stock options granted to purchase our Class A Stock to our directors during the fiscal year ended December 31, 2011:

2011

Revital Degani (1)	180,000

(1) Director since May 5, 2011.

Q:	Does the Company have directors and officer liability insurance?

Yes.  Effective January 1, 2012, the Company purchased directors and officers liability policies in the aggregate amount of $45,000,000 ($20,000,000 of which is for the sole benefit of directors and officers in the event that indemnification by the Company is unavailable to such individuals) issued by XL Insurance Company Limited, Lloyds Syndicate 2003 (Catlin), Liberty Mutual Insurance Europe Limited, Axis Insurance and Starr Underwriting Agents Limited.  The cost of the policies, which expire January 1, 2013, was $316,800.

Q:	Does the Board of Directors have any committees?

Yes.  The Board of Directors has the following standing committees: Audit Committee, Executive Committee, Special Committee and Stock Option and Compensation Committee.  The Board will elect new members to the committees following the Annual Meeting. The current members, activities and functions of the various committees are set forth below.

Director Independence

Because the Controlling Shareholder Group owns more than 50% of the voting power of the Company, the Company is deemed to be a “controlled company” under the rules of the NASDAQ Stock Market.  As a result, the Company is exempt from the NASDAQ Stock Market rules that require listed companies to have (i) a majority of independent directors on the Board, (ii) a compensation committee and nominating committee composed solely of independent directors, (iii) the compensation of executive officers determined by a majority of independent directors or a compensation committee composed solely of independent directors and (iv) the election or recommendation of director nominees for selection by the Board by a majority of the independent directors or a nominating committee composed solely of independent directors .  The Company has an Audit Committee of the Board consisting of three independent directors as defined under the rules of the NASDAQ Stock Market and the rules promulgated by the SEC. Other than the members of the Audit Committee, Messrs. Vaknin and Morag and Ms. Revital Degani, there are no other independent directors that serve on the Board.

Code of Business Conduct and Ethics

The Company has adopted a (i) Code of Ethics for the Company’s Senior Financial Officers and (ii) Code of Conduct applicable to all of the Company’s employees and directors.  These codes are designed to both insure that the Company’s business is conducted in a consistently legal and ethical manner, and address specific areas of professional conduct, including conflicts of interest, fair dealing and the strict adherence to all laws and regulations applicable to the conduct of the Company’s business.  Copies of the Company’s Code of Ethics for Senior Financial Officers and Code of Conduct are available on the Company’s website at www.ampal.com.

Communications Between Shareholders and the Board of Directors

Shareholders and other interested persons seeking to communicate with the Board should submit any communications in writing to the Company’s Secretary at the following address: Ampal-American Israel Corporation, 555 Madison Avenue, New York, NY 10022.  Any such communication must state the number of shares beneficially owned by the shareholder making the communication.  The Company’s Secretary will forward such communication to the Board or to any individual director or directors to whom the communication is directed.

Policy Governing Director Nominations

As stated above, because the Controlling Shareholder Group owns more than 50% of the voting power in the Company, the Company is deemed to be a “controlled company” under the NASDAQ Stock Market rules.  Because the Company is a “controlled company,” the Board has decided not to establish a separate nominating committee or implement formal rules that would govern director nominations from shareholders, and each member of the Board participates in the consideration of director nominees.  In the event of any vacancy on the Board, or in the event that the Board is to be expanded, the Board will determine at such time the appropriate procedures for filling the vacancy or additional position.  The Board may decide at such time to authorize a committee of the Board of Directors to conduct the search for a director and to recommend nominations to the full Board of Directors.

Minimum Qualifications.  The Company does not set specific criteria for directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the NASDAQ Stock Market and the SEC, as applicable.  Nominees for director will be selected on the basis of outstanding achievement in such person’s career; board experience; wisdom; integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board duties.  While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Board believes that each director should have a basic understanding of (i) principal operational and financial objectives, as well as plans and strategies of the Company, (ii) results of operations and financial condition of the Company and of any significant subsidiaries and investee companies, and (iii) the relative standing of the Company, its business segments and investee companies in relation to its competitors.

The Board also may consider (i) whether a candidate would be deemed to be “independent” under the applicable laws, rules and regulations of the NASDAQ Stock Market and the SEC, as applicable, (ii) whether the candidate’s existing business commitments would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director and (ii) the input of the Controlling Shareholder Group.

Audit Committee

The Audit Committee currently consists of Messrs. Vaknin and Morag and Ms. Degani, each of whom is an independent director as defined under the rules of the NASDAQ Stock Market and the rules promulgated by the SEC. The Board has determined that Messrs. Vaknin and Morag and Ms. Degani are “audit committee financial experts” for purposes of the rules promulgated by the SEC.  The Audit Committee held nine meetings during the fiscal year ended December 31, 2011.

The Audit Committee assists the Board in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including the review of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other uses thereof, the Company’s systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements. The Audit Committee also has the duty and responsibility of approving all transactions between the Company, on the one hand, and any officer, director, or affiliate thereof, on the other hand, or any transaction in which any officer, director or affiliate has a material interest.  A full description of the Audit Committee’s primary responsibilities is contained in the Audit Committee’s written charter, a copy of which was filed as Appendix A to the Company’s proxy statement for its annual meeting of shareholders in 2004 and is also available on the Company’s website at www.ampal.com.

Report of the Audit Committee

To the Board of Directors of Ampal-American Israel Corporation:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2011.

We have discussed with Kesselman & Kesselman the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

We have received the written disclosures and the letter from Kesselman & Kesselman required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and have discussed with them their independence from the Company and management.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s annual report on Form 10-K for the year ended December 31, 2011.

AUDIT COMMITTEE Daniel Vaknin, Chairman Menahem Morag Revital Degani

Executive Committee

The Executive Committee meets as necessary between regularly scheduled meetings of the Board and, consistent with certain statutory limitations, exercises all authority of the Board.  During the fiscal year ended December 31, 2011, the Executive Committee of the Board was composed of the following individuals: Yosef A. Maiman, Leo Malamud, Dr. Joseph Yerushalmi and Menahem Morag.

The Executive Committee held no meetings and acted once by written consent during the fiscal year ended December 31, 2011.

Stock Option and Compensation Committee

The Stock Option and Compensation Committee administers the Company’s stock option plans and other option grants and determines the Company’s policies regarding certain compensation of Yosef A. Maiman.  During the fiscal year ended December 31, 2011, the members of the Stock Option and Compensation Committee were Daniel Vaknin, Menahem Morag and Revital Degani, each of whom is an independent director as defined under the rules of the NASDAQ Stock Market and the SEC.  The Stock Option and Compensation Committee held two meetings and did not act by written consent during the fiscal year ended December 31, 2011.

In light of the fact that the Company is a “controlled company” under the rules of the NASDAQ Stock Market and the fact that Mr. Yosef A. Maiman is the Chief Executive Officer of Ampal, the Board decided, as follows: The Stock Option and Compensation Committee will be responsible for (i) administering the Option Plans and determining the officers and key employees who are to be granted options under the Option Plans and the number of shares subject to such options and (ii) determining the annual base salary and non-equity based annual bonus for Mr. Maiman in his capacity as Chairman, President and Chief Executive Officer; Mr. Maiman will be responsible for (i) determining the annual base salary and non-equity based annual bonuses for all executive officers (other than the Chief Executive Officer) and for (ii) recommending to the Board director compensation and benefit programs. Mr. Maiman also may attend and participate in meetings of the Stock Option and Compensation Committee.

No outside compensation consultant is engaged by the Company at this time, although the Company may elect to do so in the future.

Special Committee of the Board

On October 28, 2004, the Board formed a Special Committee of the Board which is now composed of Messrs. Daniel Vaknin and Menahem Morag and Ms. Revital Degani, each of whom is an independent director. The Special Committee held one meeting and acted once by written consent during the fiscal year ended December 31, 2011.

The Board appointed the Special Committee of independent directors to consider alternatives available to the Company to maximize shareholder value.  The Special Committee was formed in response to a suggestion from Mr. Yosef A. Maiman, Chairman of the Board and member of the Controlling Shareholder Group, with respect to his reviewing alternatives with regard to his investment in the Company.  The Special Committee reviews and approves transactions with any related party.

Q:	Did all directors attend all of the Board and Committee meetings in 2011?

All directors attended more than 75% of the aggregate of (1) the total number of meetings of the Board held during the fiscal year ended December 31, 2011 for which such individual was a director and (2) the total number of meetings held by all committees of the Board on which such individual served in the fiscal year ended December 31, 2011 (during the period of such service).  In total, the Board held 6 regularly scheduled meetings during the fiscal year ended December 31, 2011 and acted 3 times by written consent during the fiscal year ended December 31, 2011.

Although the Company has no formal policy requiring director attendance at the Company’s Annual Meeting, the Chief Executive Officer, who is currently the Chairman of the Board of Directors is encouraged to attend the Annual Meeting.  The other members of the Board of Directors are welcome to attend the Annual Meeting.  Last year, 9 directors attended the Company’s 2011 annual meeting of shareholders.

Board Leadership Structure and Risk Oversight

           The Board of Directors believes that combining the Chairman of the Board of Directors and Chief Executive Officer positions is the appropriate board leadership structure for the Company.  The Board of Directors believes that the Chief Executive Officer is most knowledgeable about the Company’s business and corporate strategy and is in the best position to the lead the Board of Directors.  Mr. Maiman, the Chairman and Chief Executive Officer, is also a member of the Controlling Shareholder Group.  Because the Company is a “controlled company” under the rules of the NASDAQ Stock Market, it does not have a majority of independent directors, and it also does not have a lead director.

The Board of Directors as a whole is responsible for risk oversight for the Company. The Board of Directors risk oversight process builds upon management assessment of the Company’s risks and processes for managing and mitigating such risks. The Company does not consider diversity when making a determination on nominations for director. At meetings of our Board of Directors, the executive officers of the Company address and discuss with our Board of Directors risks of the Company and the manner in which the Company manages or mitigates its risks. While our Board of Directors has the ultimate responsibility for risk oversight for the Company, our Board of Directors works in conjunction with its committees on certain aspects of its risk oversight responsibilities. In particular, the Audit Committee focuses on financial reporting risks and related controls and procedures.  The Special Committee and/or the Audit Committee have oversight of and assess risks associated with related party transactions.  The Stock Option and Compensation Committee and Mr. Maiman strive to create compensation practices that do not encourage excessive levels of risk taking that would be inconsistent with the Company’s strategy and objectives.

THE FOLLOWING QUESTIONS AND ANSWERS RELATE TO
THE RATIFICATION OF THE APPOINTMENT OF THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors seeks shareholder ratification of the Audit Committee’s appointment of Kesselman & Kesselman as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012.  The Board has not determined what action, if any, would be taken should the appointment of Kesselman & Kesselman not be ratified at the Annual Meeting.

Q:
What were the aggregate fees billed for each of the last two fiscal years for professional services rendered by the Company’s independent registered public accounting firm in relation to the Company and its subsidiaries?

AUDIT FEES. The fees of Kesselman & Kesselman for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2011 and December 31, 2010 and reviewing the financial statements included in the Company’s quarterly reports on Form 10-Q were $787,395  and $780,310, respectively.

AUDIT-RELATED FEES.  Kesselman & Kesselman’s fees for audit related services for the fiscal years ended December 31, 2011 and December 31, 2010 were $93,381 and $107,879, respectively.

TAX FEES. Kesselman & Kesselman’s tax fees for the fiscal years ended December 31, 2011 and December 31, 2010, were $283,052 and $236,954, respectively.

ALL OTHER FEES. Kesselman & Kesselman’s fees for other services for the fiscal years ended December 31, 2011 and December 31, 2010, were $365,040 and $108,812, respectively.

All of the services provided to Ampal by our principal accounting firm described above under the captions “Audit Fees”, “Tax Fees” and “All Other Fees” were approved by Ampal’s Audit Committee. The Audit Committee has determined that the rendering of professional services described above by Kesselman & Kesselman is compatible with maintaining the auditor’s independence.

Q:	What are the Audit Committee pre-approval policies and procedures?

The Company’s Audit Committee Charter provides that the Audit Committee shall approve in advance all audit services and all non-audit services provided by the independent auditors based on policies and procedures developed by the Audit Committee from time to time. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

Our Audit Committee requires that our independent auditor, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide details as to the particular service to be provided.

THE FOLLOWING QUESTIONS AND ANSWERS RELATE TO
THE COMPANY’S EXECUTIVE OFFICERS

Q:	Who are the Company’s executive officers?

Executive officers are elected annually by the Board of Directors.  The persons appointed by the Board of Directors to serve as executive officers are described below.  The descriptions of Mr. Maiman, Chairman of the Board of Directors of Ampal and the Chief Executive Officer and President of Ampal, Ms. Irit Eluz, Senior Vice President and Chief Financial Officer of Ampal and Mr. Meltzer, Vice Chairman and CEO of Gadot, can be found above with the descriptions of the nominees for the Board.  The following are descriptions of the executive officers, other than Mr. Maiman, Ms. Eluz and Mr. Meltzer, their ages, their positions and offices with Ampal or its subsidiaries and their principal occupations and employment during the past five years.

YORAM FIRON, 43, has been Secretary and Vice President – Investments and Corporate Affairs since May 2002. From 1998 until 2002, Mr. Firon was a Vice President of Merhav and before that a partner in the law firm of M. Firon & Co.

AMIT MANTSUR, 42, has been Vice President – Investments since March 2003. Since 2011, Mr. Mantsur has served as a director of 10 News Ltd.  Since 2009, Mr. Mantsur has served as a director of Eltek. From 2006 to 2010, Mr. Mantsur was an external director of Valor Computerized Systems Ltd. From September 2000 until December 2002, Mr. Mantsur served as Strategy & Business Development Manager at Alrov Group.

NIR BERNSTEIN, 46, joined Ampal on October 4, 2010, and on March 20, 2012, was appointed as Ampal’s Controller. From August 1997 until September 2010, Mr. Bernstein was employed by the accounting firm of PWC – Kesselman & Kesselman and had served as a senior manager at said firm since July 2004.

Q:	How are the Company’s executives compensated?

Objectives of Compensation Program

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the principal executive officer of the Company, and the other two most highly compensated executive officers of the Company.  These individuals are referred to as the “Named Executive Officers” in this Report.

The objectives of our compensation program are (i) to attract and retain qualified personnel in the Israeli marketplace, (ii) to provide incentives and rewards for their contributions to the Company, and (iii) to align their interests with the long-term interests of the Company’s shareholders.

Our Named Executive Officers compensation has three primary components: salary, an annual cash incentive bonus and stock option awards. In addition, we provide our Named Executive Officers with benefits that are generally available to our salaried employees.

We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with a broad spectrum of companies in Israel and in the United States.

Due to the small size of our executive team and the need to tailor each Named Executive Officer’s compensation package for retention and recruitment purposes, we have not adopted any formal policies or guidelines for allocating compensation between long term and currently payable compensation, between cash and non-cash compensation or among different forms of compensation (except for Mr. Meltzer – see also "Compensatory Arrangement with Certain Officer" below).

Although the Company reviews salaries paid by other similarly situated companies in the United States and Israel to assess the current market, it does not use benchmarks or peer group rankings or apply targeted parameters.

Responsibilities

The Compensation Committee is composed of independent directors as defined under the rules of the NASDAQ Stock Market and the SEC. The Compensation Committee does not operate pursuant to a written charter.

The Compensation Committee is responsible for (i) administering the Option Plans and determining the officers and key employees who are to be granted options under the Option Plans and the number of shares subject to such options and (ii) determining the annual base salary and non-equity based annual bonus for Mr. Maiman in his capacity as Chairman, President and Chief Executive Officer.

Mr. Maiman is responsible for (i) determining the annual base salary and non-equity based annual bonuses for all executive officers (other than the Chief Executive Officer) and for (ii) recommending to the Board director compensation and benefit programs. Mr. Maiman also may attend and participate in meetings of the Compensation Committee.

No outside compensation consultant is engaged by the Company at this time, although the Company may elect to do so in the future.

Compensation Decisions for 2011

Base Salary and Cash Bonus

For the year ended December 31, 2011, Mr. Maiman, in his sole discretion, determined the base salary for Ms. Irit Eluz.  The compensation of Mr. Erez Meltzer is determined in accordance with his employment agreement, which is described under the heading “Compensatory Arrangement of Certain Officer.”

In December 2010, Mr. Maiman set the base salary for Ms. Eluz for 2011 and took into account her leadership roles in supervising other members of management in general and with regard to various key business transactions of the Company during 2010 and Ms. Eluz's expected performance during 2011, her continued service as CFO of the Company since 2002 and the overall performance of her duties with the Company. In spite of Ms. Eluz's achievements and successful performance during 2011 and due to the Company's current financial status, Ms. Eluz did not receive a cash bonus for 2011.

For Mr. Maiman, the Stock Option and Compensation Committee determined his base salary for 2011 by taking into account Mr. Maiman’s overall performance as the leader of the Company and his roles in consummating the various key business transactions entered into by the Company during 2010 and 2011. Mr. Maiman’s base salary for 2011 was determined in reference to his performance during 2010 and 2011. In spite of Mr. Maiman’s achievements and successful performance during 2011 and due to the Company's current financial status, the Stock Option and Compensation Committee was not convened in order to determine Mr. Maiman's cash bonus for 2011 and he did not receive such cash bonus.

Both Mr. Maiman and the Stock Option and Compensation Committee determined that their respective decisions regarding base salaries and cash bonuses paid to the Named Executive Officers were appropriate in light of the general compensation levels paid by other similarly situated companies in the United States and Israel, although no benchmarks, specific comparables or targeted parameters were used.

Although Mr. Maiman and the Stock Option and Compensation Committee took into account the foregoing factors in determining the base salaries and cash bonuses of the Named Executive Officers, there are no formulas or metrics to tie these factors to the actual amounts of the Named Executive Officers’ respective base salaries and cash bonuses, which are determined in the sole discretion of Mr. Maiman or the Stock Option and Compensation Committee, as applicable. For the actual amounts of base salaries and cash bonuses paid to the Named Executive Officers, see the Summary Compensation Table below.

Long-Term Equity Grants

On May 5, 2011, the Board of Directors approved the grant of stock options to Ms. Revital Degani, as described in “Elements of Compensation—Long-Term Equity Incentive Compensation” above.

Long-Term Equity Incentive Compensation

At this time, we do not award long-term equity incentive compensation to our Named Executive Officers on an annual basis, however we may elect to award this form of compensation in the future. Following the April 2002 acquisition by Y.M. Noy Investments Ltd. of a controlling interest in the Company, we awarded long-term equity incentive compensation in April 2002 to provide the new management team with incentives aligned with shareholder interests and in December 2004, in recognition of the Named Executive Officers’ assistance to a Special Committee of the Board of Directors that had been appointed to consider alternatives available to the Company to maximize shareholder value. In December 2006, the Stock Option Committee granted Mr. Maiman an option to acquire 250,000 shares of our Class A Stock for his service as Chairman of the Board. The amount of this award was consistent with the amount of the option grant previously awarded to Mr. Maiman in August 2002, which became fully vested in August 2006.

On December 8, 2008, the Compensation Committee and the Board of Directors approved the repricing of outstanding options to purchase, in the aggregate, 2,270,000 shares of Ampal’s Class A Stock, which were previously granted to ten of the Company’s current employees, executive officers and directors pursuant to the 2000 Incentive Plan, including the Named Executive Officers.  The Compensation Committee and the Board of Directors believed that, as a result of the outstanding options having exercise prices well above the then recent trading price of Class A Stock, the outstanding options were no longer achieving the purposes for which they were intended and that it was in the best interest of the Company to reprice the outstanding options in order to provide adequate incentives to the option holders. See “Stock Option Plans” below.

On March 8, 2010, the Stock Option and Compensation Committee approved the grant to the following executive officers of options to purchase, in the aggregate, 730,000 shares of Class A Stock, pursuant to the Company’s 2000 Incentive Plan: (i) to Yosef A. Maiman, options to purchase 340,000 shares of Class A Stock; (ii) to Irit Eluz, options to purchase 205,000 shares of Class A Stock; and (iii) to Amit Mantsur, options to purchase 185,000 shares of Class A Stock.  The options have a ten year term beginning on the date of grant and vest in sixteen equal quarterly installments.  The exercise price of the options is $2.95 per share.

On October 5, 2010, the Board of Directors approved the Ampal-American Israel Corporation 2010 Incentive Plan (the “2010 Incentive Plan”), which was ratified by the Company’s stockholders at the Annual Meeting on May 5, 2011,  to assist the Company in attracting and retaining selected individuals to serve as directors, employees, consultants and/or advisors of the Company. The Board of Directors believed that since the 2000 Incentive Plan was no longer valid, it was in the best interest of the Company to approve a new incentive plan in order to attract and retain directors, employees, consultants and/or advisors of the Company. See “Stock Option Plans” below.

On May 5, 2011, the Board of Directors approved the grant to Revital Degani options to purchase 180,000 shares of Class A Stock, at exercise prices equal to the most recent per share closing price on NASDAQ of the Class A Stock, vesting in sixteen equal installments beginning on August 5, 2011.

While our current policy is to award option grants to our executive officers and directors, the awards granted under the Option Plans may be in the form of options, restricted stock, dividend equivalent awards and/or stock appreciation rights. There are no formal guidelines or formulas used by us to determine equity compensation awards for our Named Executive Officers.

As stated above, the Compensation Committee is responsible for determining long-term equity incentive compensation in accordance with the Option Plans. Such determinations are made in consultation with Mr. Maiman and other executive officers from time to time.

Compensatory Arrangement of Certain Officer

On November 1, 2008, Erez I. Meltzer was appointed Chief Executive Officer of Gadot Chemical Tankers and Terminals Ltd. (“Gadot”), a wholly-owned subsidiary of Ampal. On April 13, 2009, Mr. Meltzer entered into an employment agreement with Gadot, dated as of April 13, 2009 (the “Agreement”). Pursuant to the Agreement, Mr. Meltzer is entitled to a monthly salary of NIS 157,625 (approximately $37,782) (the “Base Salary”) and an annual bonus equal to 2% of the pre-tax annual operating profit for Gadot, as determined under International Financial Reporting Standards rules.

Pursuant to the Agreement, Gadot granted Mr. Meltzer options to purchase 3,565,228 shares of capital stock of Gadot (the “Options”), representing approximately 5% of Gadot’s outstanding shares, which shall vest as follows: options for 376,336 shares were immediately vested and, options for 227,778 shares shall vest at the end of each calendar quarter. The Options shall expire on the date (the “Option Expiration Date”) which is earlier of (x) April 12, 2014 or (y) 90 days after the termination of Mr. Meltzer’s employment. Mr. Meltzer may exercise such Options only upon the occurrence of: (i) the public issuance of shares of capital stock of Gadot; (ii) a merger between Gadot and another company, provided that such company did not control Gadot prior to the merger; (iii) a change of control of Gadot; or (iv) the cessation of Gadot’s commercial activities (each an “Entitling Transaction”). The exercise price of the Options shall be a price per share equal to NIS 488,179,254 (approximately $117,013,244) divided by the number of shares of Gadot outstanding as of the date of the Agreement (the “Exercise Price”).

At any time prior to the Option Expiration Date, Mr. Meltzer shall have the option (the “Put Option”) to sell to Gadot the vested Options for an amount equal to the Current Price per share less the Exercise Price. “Current Price” is based on a valuation of Gadot using a fixed multiple of EBITDA less the net sum of certain financial obligations (as more specifically set forth in the Agreement).

If an Entitling Transaction occurs before October 30, 2012, the Put Option price per share will be the higher of the Current Price or the share price as valued in the Entitling Transaction. Beginning on the date of the initial exercise of a Put Option through the second anniversary of the Option Expiration Date, if and when Gadot generally pays a dividend, Gadot shall pay Mr. Meltzer an amount equal to the dividends that would have been paid on the number of shares covered by the Options sold to Gadot pursuant to the exercise of his Put Option as if Mr. Meltzer still owned such shares. If no Entitling Transaction has occurred by the Option Expiration Date, then Gadot shall be entitled to purchase from Mr. Meltzer all of the vested Options that have not been sold pursuant to the Put Option for an amount equal to the Current Price less the Exercise Price.

Under the Agreement, Mr. Meltzer is entitled to sick leave and a certain number of paid vacation days, as well as the use of a car, mobile phone, telephone expenses, and stipends for traveling out of the country from time to time, each to be paid for by Gadot. In addition, Mr. Meltzer is entitled to certain severance, retirement and other benefits that are customary in Israel for employees in comparable positions and which shall be provided for in part by contributions made by Gadot and in part by contributions made by Mr. Meltzer.

Perquisites

As is customary in Israel, we provide each Named Executive Officer with the use of a car, mobile phone, telephone expenses, economic newspapers, and stipends for traveling out of the country from time to time. The value of the specific car an employee receives varies according to his or her pay grade within the Company.

Additionally, consistent with practice in the Israeli marketplace, the Company reimburses the Named Executive Officers for a portion of the taxes associated with the use of the car and mobile phone.

Severance and Change of Control Benefits

Israeli labor laws and agreements require payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances, including retirement. The Company’s severance pay is calculated based upon length of service and the latest monthly base salary (one month’s salary for each year worked). Severance pay is paid from a fund into which the Company contributes up to 8 1/3% of the employee’s base salary each month, in accordance with Israeli law and the customary practice in Israel. The Company’s liability for severance pay pursuant to Israeli law is partly offset by insurance policies, where the Named Executive Officers are the beneficiaries of such insurance policies.

In addition to the above, the Named Executive Officers are eligible to participate in a Pension Plan in which both the employee and the Company contribute up to 5% of the employee’s base salary each month. The Named Executive Officers are eligible to receive the fund upon termination of employment, including retirement.

In addition to the above benefits, each of the employment agreements of certain executive officers provides that such executive officer shall receive an additional payment of six months’ salary (together with all related benefits for the six month period including social benefits, use of a vehicle, mobile telephone and any other rights accompanying the executive officer’s employment by the Company) in the event (i) of a change of control of Ampal and (ii) such executive officer’s employment is terminated within six months from the date of the change of control of Ampal. These arrangements were designed to provide these key employees with an additional benefit consistent with Israeli practice for employees in comparable positions.

Pursuant to the terms of the employment agreements of each of the certain executive officers, following the termination of employment, such executive officers shall not be involved, directly or indirectly, with any business or entity that is in the field of the Company’s activities and/or is in direct competition in the field of the Company’s activities for a period of six months following the termination of employment. Furthermore, during the term of employment at the Company and for a period of twenty four months following the termination of employment, each of these executive officers shall abstain from providing services in any manner whatsoever, including consulting services, either paid or not paid, to any business or occupation in which the Company was involved.

Education Fund

The Named Executive Officers are eligible to participate in an education fund in which both the employee and the Company contribute up to 2.5% and 7.5% respectively of the employee’s base salary each month. The Named Executive Officers are eligible to receive the fund upon termination of employment, including retirement. The education fund contribution, which is customary in Israel, can be used by the Named Executive Officers at any time for professional education and every 6 years for any other purpose. As is customary in Israel, the Company also reimburses the Named Executive Officers for taxes associated with Company contributions to this fund beyond the maximum contributed amount allowed according to Israeli tax law.

Vacation Provision and Recreation Pay

The Named Executive Officers are eligible to take one month vacation per year. Additionally, pursuant to Israeli employment laws, each Named Executive Officer is entitled to a certain amount of recreation pay to be used for any other purpose. Each Named Executive Officer is entitled to receive 13 days of recreation pay, which amounts to approximately $1,690 on an annual basis.

Stock Ownership and Retention Guidelines

The Company does not have any stock ownership or retention guidelines or policies.

Summary Compensation Table
For Fiscal Year Ended December 31, 2011

The following table sets forth all of the compensation awards to our Named Executive Officers for the year ended December 31, 2011.

Name and Principal Position	Year	Salary(6)	Bonus(6)	Stock awards	Option Awards (6)(7)	Nonequity incentive plan compensa-tion	Nonqualified deferred compensation earnings	All Other Compensation (5)	Total(5)
		$	$	$	$	$	$	$	$
Yosef A. Maiman (1) Chairman of the Board, President and CEO	2011	1,209,671	--	--	--	--	--	610,795(7)	1,820,466
	2010	1,088,525	1,267,963	--	447,255	--	--	629,530(8)	3,433,273
Irit Eluz (2) (4) CFO – SVP Finance & Treasurer	2011	518,413	--	--	--	--	--	581,740(9)	1,100,153
	2010	440,450	380,389	--	269,668	--	--	786,543(10)	1,877,050
Erez I. Meltzer (3) Vice Chairman and CEO of Gadot	2011	495,136	510,338	--	--	--	--	154,992	1,160,466
	2010	535,292	380,744	--	--	--	--	163,995	1,080,031

(1) Mr. Maiman has been employed by Ampal since April 25, 2002 as Chairman of the Board. On September 19, 2006, Mr. Maiman was appointed as the President and CEO of Ampal.

(2) Ms. Eluz has been employed by Ampal since April 25, 2002.

(3) Mr. Meltzer has been employed by Gadot since November 1, 2008.

(4) Eligible to receive an additional payment of up to six months' salary (i) in the event of a change of control of the Company and (ii) such executive officer’s employment is terminated within six months from the date of the change of control of the Company.

(5) All cash compensation is paid in New Israeli Shekels. The amounts in the table are converted from the NIS to U.S. dollars based on the exchange rate of 3.821 for 2011, which represents the exchange rate as of December 31, 2011, of 3.549 for 2010, which represents the exchange rate as of December 31, 2010.

(6) Represents the grant date fair value in accordance with ASC 718 for stock options. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 13 of our financial statements filed on Form 10-K for fiscal year 2011.

(7) Of such amount, $420,633 paid by Gadot.

(8) Of such amount, $405,750 paid by Gadot.

(9) Of such amount, $392,567 paid by Gadot.

(10) Of such amount, $633,981 paid by Gadot.

Outstanding Equity Awards
For Fiscal Year Ended December 31, 2011
Option Awards

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: Number of Securities Underlying Unexercised Options	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Yosef A. Maiman(1)	500,000	--	--	1.17	December 7, 2018	--	--	--	--
	148,750(2)	191,250	--	2.95	March 7, 2020	--	--	--	--
Irit Eluz(1)	358,500	--	--	1.17	December 7, 2018	--	--	--	--
	89,688(3)	115,312	--	2.95	March 7, 2020	--	--	--	--
Erez I. Meltzer	135,000(4)	45,000	--	1.17	December 7, 2018	--	--	--	--

(1) The underlying securities reflect the repricing of Ampal’s outstanding options to ten employees, which was approved by the Compensation Committee and the Board of Directors on December 8, 2008. For further information, see “Stock Option Plans” below.

(2) 148,750 shares were vested and exercisable as of December 31, 2011. The remaining 11,250 shares vest and become exercisable, in installments of 21,250 shares, beginning on March 8, 2012 and thereafter on the 8th day of the month of each subsequent three-month period until and including March 7, 2014.

(3) 89,688 shares were vested and exercisable as of December 31, 2011. The remaining 115,312 shares vest and become exercisable, in installments of 12,812.5 shares, beginning on March 8, 2012 and thereafter on the 8th day of the month of each subsequent three-month period until and including March 7, 2014.

(4) 135,000 shares were vested and exercisable as of December 31, 2011.  The remaining 45,000 shares shall vest and become exercisable, in installments of 11,250 shares, beginning on March 8, 2012 and each three month anniversary thereafter.

Q:	What other benefits does the Company provide for its employees?

On February 15, 2000, the Compensation Committee approved an Incentive Plan (“2000 Plan”), under which the Company has reserved 4 million shares of Class A Stock, permitting the granting of options to all employees, officers and directors. The 2000 Plan was approved by the Board of Directors at a meeting held on March 27, 2000 and was approved by a majority of the Company’s shareholders at the June 29, 2000 annual meeting of shareholders.

The 2000 Plan remains in effect, with respect to any equity award granted under the 2000 Plan, for a period of ten years from the date of the grant of such equity award, however, the Company may not make any other equity awards under the 2000 Plan after March 26, 2010.

The options granted under the 2000 Plan may be either incentive stock options, at an exercise price to be determined by the Compensation Committee but not less than 100% of the fair market value of the underlying options on the date of grant, or non-incentive stock options, at an exercise price to be determined by the Compensation Committee. The Compensation Committee may also grant, at its discretion, “restricted stock,” “dividend equivalent awards,” which entitle the recipient to receive dividends in the form of Class A Stock, cash or a combination of both and “stock appreciation rights,” which permit the recipient to receive an amount in the form of Class A Stock, cash or a combination of both, equal to the number of shares of Class A Stock with respect to which the rights are exercised multiplied by the excess of the fair market value of the Class A Stock on the exercise date over the exercise price. The options granted under the 2000 Plan were granted either at market value or above.

Under the 2000 Plan, all granted but unvested options become immediately exercisable upon the occurrence of a change in control of the Company.

On October 5, 2010, the Board of Directors approved the 2010 Incentive Plan, permitting the granting of options to all employees, officers and directors. The 2010 Incentive Plan was approved by a majority of the Company’s shareholders at the Annual Meeting held on May 5, 2011.

The 2010 Plan permits grants of options (including incentive stock options), stock appreciation rights (“SARs”), restricted stock, performance awards, other stock unit awards and dividend equivalents.  The maximum number of shares of the Company’s common stock issuable under the Incentive Plan is 2,000,000, plus shares that remain available under the Company’s 2000 Plan.

The Compensation Committee may grant options (including incentive stock options) under the 2010 Plan either alone or in addition to other awards granted under the 2010 Plan.  The exercise price for options cannot be less than the fair market value of the stock underlying such options on the date of grant, which shall be the closing price of the stock as reported on the NASDAQ Stock Market on the date of grant or the immediate preceding date if there is no closing price at the time of such grant.  Under the 2010 Plan, the Compensation Committee may reprice options without obtaining shareholder approval.

The 2010 Plan imposes the following annual per-participant award limits: no participant may be granted options or SARs during any 12-month period with respect to more than 500,000 shares or (ii) restricted stock, performance awards or other stock unit awards that are denominated in stock in any 12-month period with respect to more than 500,000 shares.  Additionally, the maximum dollar value payable to any participant in any 12-month period with respect to performance awards and/or other stock unit awards that are valued with reference to property other than stock is $1,000,000.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

	Equity Compensation Plan Information(1)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,717,375	1.56	---

Equity compensation plans not approved by security holders	--	--	--

Total	3,717,375	1.56	1,820,000 (2)

(1)	All information provided as of December 31, 2011.
(2)	The number of securities that remain available for future issuance under the 2010 Plan is 1,820,000.

Q:	Who are Ampal’s principal shareholders?

The following table sets forth information as of April 30, 2012, as to the holders known to Ampal who beneficially own more than 5% of the Class A Stock, the only outstanding series of voting securities of Ampal. As of April 30, 2012, there were 56,133,764 (not including treasury shares) shares of Class A Stock of Ampal outstanding.

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Title of Class	Number of Shares and Nature of Beneficial Ownership		Percent of Outstanding Shares of Class A Stock

Di-Rapallo Holdings Ltd., of 33 Havazelet Hasharon St., Herzliya, Israel	Class A Stock	9,650,132	(1)	17.19%

De-Majorca Holdings Ltd., of 33 Havazelet Hasharon St., Herzliya, Israel	Class A Stock	18,850,153	(2)	33.58%

Yosef A. Maiman of 33 Havazelet Hasharon St. Herzliya, Israel	Class A Stock	35,213,908	(1)(2)(3)	61.99%

Ohad Maiman of 33 Havazelet Hasharon St., Herzliya, Israel	Class A Stock	28,500,285	(1)(2)	50.77%

Noa Maiman, of 33 Havazelet Hasharon St., Herzliya, Israel	Class A Stock	28,500,285	(1)(2)	50.77%

Yoav Maiman, of 33 Havazelet Hasharon St., Herzliya, Israel	Class A Stock	28,500,285	(1)(2)	50.77%

Merhav M.N.F. Ltd., of 33 Havazelet Hasharon St., Herzliya, Israel	Class A Stock	6,043,623	(4)	10.77%

Clal Finance Ltd. and Clal Insurance Enterprises Holdings Ltd. 37 Menachem Begin St., Tel-Aviv 65220, Israel	Class A Stock	3,176,936	(5)	5.66%

(1)
Consists of 9,650,132 shares of Class A Stock held directly by Di-Rapallo. Yosef A. Maiman owns 100% of the economic shares and one-fourth of the voting shares of Di-Rapallo. In addition, Mr. Maiman holds an option to acquire the remaining three quarters of the voting shares of Di-Rapallo (which are currently owned by Ohad Maiman, Noa Maiman and Yoav Maiman, the son, daughter and son, respectively, of Mr. Maiman).

(2)
Consists of 18,850,153 shares of Class A Stock held directly by De-Majorca. Yosef A. Maiman owns 100% of the economic shares and one-fourth of the voting shares of De-Majorca. In addition, Mr. Maiman holds an option to acquire the remaining three quarters of the voting shares of De-Majorca (which are currently owned by Ohad Maiman, Noa Maiman and Yoav Maiman, the son, daughter and son, respectively, of Mr. Maiman).

(3)
Includes 670,000 shares of Class A Stock underlying options which are currently exercisable or exercisable within 60 days of April 30, 2012, by Mr. Maiman and 6,043,623 shares of Class A Stock held directly by Merhav. Yosef A. Maiman owns 100% of Merhav.

(4)	Yosef A. Maiman owns 100% of Merhav.

(5)
Consists of 8,238  shares of Class A Stock beneficially owned by Clal Finance Ltd. (“Clal Finance”), all of which are held for its own account; and 3,176,936 shares of Class A Stock beneficially owned by Clal Insurance Enterprises Holdings Ltd. (“Clal”), of which (i) 2,614,527  shares of Class A Stock are held for members of the public through, among others, provident funds and/or mutual funds and/or pension funds and/or index-linked securities and/or and insurance policies, which are managed by subsidiaries of Clal, each of which subsidiaries operates under independent management and makes independent voting and investment decisions and (ii) 562,409 shares of Class A Stock are beneficially held for its own account.

Clal Finance is a majority owned subsidiary of Clal. Clal may be deemed to beneficially own an aggregate of 3,176,936 shares of Class A Stock (the “Clal Shares”). Clal is a majority owned subsidiary of IDB Development Corporation Ltd., an Israeli private corporation (“IDB Development”). By reason of IDB Development’s control of Clal, IDB Development may be deemed to be the beneficial owner of, and to share the power to vote and dispose of, the shares of Class A Stock owned beneficially by Clal. IDB Development is a wholly owned subsidiary of IDB Holding Corporation Ltd., an Israeli public corporation (“IDB Holding”). By reason of IDB Holding’s control (through IDB Development) of Clal, IDB Holding may be deemed beneficial owner of, and to share the power to vote and dispose of, the shares of Class A Stock owned beneficially by Clal. Mr. Nochi Dankner, Mrs. Shelly Bergman, Mrs. Ruth Manor and Mr. Avraham Livnat may, by reason of their interests in, and relationships among them with respect to, IDB Holding, be deemed to control the corporations referred to in this footnote. By reason of the control of IDB Holding by Mr. Nochi Dankner, Mrs. Shelly Bergman, Mrs. Ruth Manor and Mr. Avraham Livnat, and the relations among them, Mr. Nochi Dankner, Mrs. Shelly Bergman, Mrs. Ruth Manor and Mr. Avraham Livnat may each be deemed beneficial owner of, and to share the power to vote and dispose of, the shares of Class A Stock owned beneficially by Clal.The information regarding the holdings of Clal Finance and Clal, and the beneficial ownership thereof, is based upon a Schedule 13G/A filed by Clal with the SEC on February 14, 2012.

Q:	What percentage of Class A Stock do the directors and officers own?

Security Ownership of Management

The following table sets forth information as of April 30, 2012 as to each class of equity securities of Ampal or any of its subsidiaries beneficially owned by each director and named executive officer of Ampal listed in the Summary Compensation Table above and by all directors and Named Executive Officers of Ampal as a group. All ownership is direct unless otherwise noted. The table does not include directors or Named Executive Officers who do not own any such shares or former directors:

Name	Number of Shares and Nature of Beneficial Ownership of Class A Stock		Percent of Outstanding Shares of Class A Stock

Yosef Maiman	35,213,908	(1)(2)	59.64%
Irit Eluz	451,592	(2)	*
Yoram Firon	258,500	(2)	*
Amit Mantsur	157,010	(2)	*
Leo Malamud	180,000	(2)	*
Dr. Joseph Yerushalmi	180,000	(2)	*
Menahem Morag	180,000	(2)	*
Erez I. Meltzer	137,836	(2)	*
Daniel Vaknin	137,836	(2)	*
Gideon Weinstein	96,411	(2)	*
Sabih Saylan	55,726	(2)	*
Revital Degani	29,589	(2)	*
All Directors and Executive Officers as a Group	37,450,783		63.43%

*	Represents less than 1% of the class of securities.
(1)
Attributable to 9,650,132, 18,850,153 and 6,043,623 shares of Class A Stock held directly by Di-Rapallo Holdings Ltd., De-Majorca and Merhav, respectively. See “Security Ownership of Certain Beneficial Owners.” In addition, this represents 670,000 shares underlying options for Yosef Maiman which are presently exercisable or exercisable within 60 days of April 30, 2012.

(2)	Represents shares underlying options which are presently exercisable or exercisable within 60 days of April 30, 2012.

Q:	Have the Company’s officers, directors and shareholders filed all appropriate beneficial ownership reports with the SEC?

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires Ampal’s executive officers and directors, and persons who own more than 10% of a registered class of Ampal’s equity securities, to file with the SEC initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 and 5), of Class A Stock of Ampal. To the Company’s knowledge, based solely on its review of the copies of such forms received by it, all filing requirements applicable to its executive officers, directors and greater than 10-percent stockholders were complied with during the fiscal year ended December 31, 2011.

Q:	Does the Company enter into transactions with affiliated parties?

On December 31, 2009, the Company signed an option exercise agreement (the “Exercise Agreement”) with Merhav pursuant to which it exercised, subject to certain conditions, its option (the “Option”) to convert the Company’s existing loan to Merhav (consisting of $20 million of principal plus accrued interest) (the “Loan”) into a 25% equity interest in the sugarcane ethanol production project in Colombia (the “Project”) being developed by Merhav. The Loan is evidenced by an Amended and Restated Promissory Note, dated December 25, 2008 (the “Note”), issued by Merhav in favor of the Company, and is secured by Merhav’s pledge of its shares of Class A Stock of the Company, pursuant to that certain Pledge Agreement, dated December 24, 2007, between Merhav and the Company (the “Pledge Agreement”). Merhav’s obligations under the Note are guaranteed by Mr. Yosef A. Maiman pursuant to a personal guaranty, dated as of December 25, 2008 (the “Guaranty”). The Option is evidenced by an Option Agreement, dated December 25, 2007, between Merhav and the Company, as amended on December 25, 2008 (the “Option Agreement”). The Loan, Option and related transactions are summarized in the Company’s previously filed annual and periodic reports.

Pursuant to the Exercise Agreement, the conversion of the Loan into a 25% equity interest in the Project will take the form of the issuance to the Company of 25% of all of the issued and outstanding equity interests in Merhav Renewable Energies Limited, a Cyprus corporation and subsidiary of Merhav (“Merhav Energies”). The purchase price for the 25% equity stake in Merhav Energies, to be paid at closing, is the outstanding balance of the Note on December 31, 2009, or approximately $22.3 million. The closing of the purchase of the 25% equity stake and the conversion of the Loan is subject to, among other things, (i) the initial disbursement of (or other evidence of) long term debt financing for the Project obtained from Banco do Brasil or any other unaffiliated third party lender (the date such financing is obtained, the “Qualified Financing Date”), (ii) the payment in full of all outstanding amounts due and payable under the Note, and (iii) the delivery at closing of the Shareholders’ Agreement (as defined below) by Merhav and the Company, setting forth certain agreements relating to the governance of Merhav Energies. At closing, the Note and the Guaranty shall be cancelled and the pledge of Merhav’s shares of Class A Stock under the Pledge Agreement shall be released. The closing is to occur on the Qualified Financing Date or as soon as practicable thereafter, but no later than December 31, 2010. The Exercise Agreement contains other customary closing conditions, as well as customary representations and warranties.

Pursuant to the Exercise Agreement, the Note was amended to extend its maturity date to the earlier of the Qualified Financing Date or December 31, 2010. Additionally, Merhav and the Company have agreed that, under certain circumstances, each will arrange for loans to Merhav Energies from to time to time through third parties, directly or indirectly, for up to $15 million.

As stated above, as a condition to closing the Company’s purchase of a 25% equity stake in Merhav Energies, Merhav, the Company and Merhav Energies will enter into a Shareholders’ Agreement (the “Shareholders’ Agreement”), to provide for, among other things, (i) restrictions on the transfer of shares of Merhav Energies, (ii) a right of first refusal on transfers of shares of Merhav Energies, (iii) tag-along and drag-along rights on the transfer of shares of Merhav Energies, (iv) preemptive rights on the issuance of new shares of capital stock (or other equity interest) by Merhav Energies, subject to the anti-dilution rights of the Company, and (v) the right of the Company to designate 25% of the directors of Merhav Energies. In addition to preemptive rights under the Shareholders’ Agreement, the Company has been granted anti-dilution protection, which may result in the issuance of additional shares of Merhav Energies to the Company, in the event that, prior to end of the 180 day period following the commencement of the Project’s operations, Merhav sells, or Merhav Energies issues, shares of Merhav Energies at a per share price that is less than the per share price paid by the Company under the Exercise Agreement.

The closing was to occur on the Qualified Financing Date or as soon as practicable thereafter, but no later than December 31, 2010 (the "Termination Date"). Since the Qualified Financing Date did not occur prior to December 31, 2010, on December 31, 2010, the parties amended the Exercise Agreement such that the Termination Date and the maturity date of the Note was extended to December 31, 2011. Additionally on December 31, 2010, all the rights and obligations of Ampal in the Project were assigned to Merhav-Ampal Group Ltd. (formerly Merhav-Ampal Energy Ltd.). Since the Qualified Financing Date was not likely to occur prior to December 31, 2011, on November 12, 2011, the Special Committee of the Board of Directors of Ampal approved the amendment of the Exercise Agreement such that the Termination Date and the maturity date of the Note would be extended to December 31, 2012 and on December 8, 2011, the parties signed such amendment.

Merhav is a multinational corporation with interests in a range of sectors, including energy, infrastructure projects and agriculture. Merhav is a significant shareholder of the Company and is wholly owned by Mr. Yosef A. Maiman, the President, CEO and member of the controlling shareholder group of the Company. Because of the foregoing relationship, a special committee of the Board of Directors of the Company composed of the Company’s independent directors negotiated and approved the transaction. Houlihan Lokey Howard & Zukin Financial Advisors, Inc., which had been retained as financial advisor to the special committee, advised the special committee on this transaction.

Gadot entered into a management services agreement with the Company, according to which the Company provides Gadot with management services for an annual consideration calculated as a percentage of Gadot's profits. For 2011 Gadot paid the Company a sum of NIS 13.1 million ($3.6  million) as the annual consideration.

The Company entered into a management services agreement with Merhav, according to which Merhav provides the Company and its subsidiaries with management, marketing, financial, development and other administrative services for an annual consideration in the year ended December 31, 2011 of NIS 24.2 million ($6.6 million).

The Company entered into an Aircraft Sharing Agreement with Merhav, according to which the Company has a limited and non exclusive right to use the aircraft possessed and operated by Merhav. For the usage of the aircraft, the Company paid Merhav a pro rata share of the fixed costs related to the aircraft (calculated annually based on the flight hours of the aircraft used by the Company compared to the total flight hours of the aircraft, with a maximum amount of $500,000 per annum) and the direct costs and expenses of operating each flight for the Company.

Review and Approval of Transactions with Management and Others

Pursuant to its written charter and the marketplace rules of the NASDAQ Stock Market, the Audit Committee, acting as a special committee, must review with management and approve all transactions or courses of dealing with parties related to the Company. In determining whether to approve a related person transaction, the Audit Committee will consider a number of factors including whether the related person transaction is on terms and conditions no less favorable to us than may reasonably be expected in arm’s-length transactions with unrelated parties. The Audit Committee has the authority to engage independent legal, financial and other advisors. The Audit Committee has reviewed and approved the terms of each of the transactions described above.

THE FOLLOWING QUESTIONS AND ANSWERS RELATE TO THE APPROVAL OF THE
AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A
REVERSE STOCK SPLIT

The Board of Directors seeks approval of the shareholders to an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s outstanding shares of Class A Stock within a range of 1:10 to 1:20.   If this proposal is approved, then the Board of Directors will have the authority to decide, within 12 months of the Annual Meeting, whether to implement the reverse stock split and the exact amount of the split within this range if it is to be implemented.  If the Board elects to implement the reverse stock split, it will become effective after filing the certificate of amendment with the Secretary of State of the State of New York (the “Amendment”).  If the reverse split is implemented, the number of issued and outstanding shares of Class A Stock would be reduced in accordance with the exchange ratio selected by the Board.  The total number of authorized shares of Class A Stock, would not, however, be reduced from the current total of 100,000,000 shares and the par value of the Class A Stock would remain unchanged at $1.00 per share.  The form of the Amendment to effect the reverse stock split is attached as Annex A to this proxy statement.

The Board of Directors unanimously recommends a vote for the authorization of the Amendment to effect a reverse stock split of the Class A Stock within a range of 1:10 to 1:20.

Q:	Why does the Board of Directors believe a reverse stock split is desirable?

A reverse stock split may allow the Company to avoid having its Class A Stock delisted from the NASDAQ Capital Market.  The Company’s Class A Stock is currently quoted on the NASDAQ Capital Market, and in order for the Company’s Class A Stock to continue to be quoted on the NASDAQ Capital Market, the Company must satisfy certain listing requirements set forth in the NASDAQ Listing Rules, which require, among other things, that the Company maintain a minimum closing bid price of $1.00 per share.

On August 11, 2011, the Company received a letter from the NASDAQ Stock Market notifying the Company that it was no longer in compliance with Listing Rule 5450(a)(1) because the bid price for the Company’s Class A Stock had closed below the minimum $1.00 per share requirement for 30 consecutive days and was given until February 7, 2012 to regain compliance.  The Company submitted its application to transfer the listing of its shares of Class A Stock to the NASDAQ Capital Market on February 9, 2012 in response to this letter. Upon the transfer to the NASDAQ Capital Market, the Company became eligible for an additional 180-calendar day period, or until August 6, 2012, to regain compliance with the bid price requirement.  Approval to transfer to The NASDAQ Capital Market was conditioned upon the Company agreeing to effect a reverse stock split during the additional 180-calendar day period.

If the Company does not satisfy NASDAQ’s continued listing requirements, including the minimum $1.00 per share bid price requirement, the Company’s Class A Stock may be delisted from NASDAQ.  The Board believes that approval of this proposal would significantly reduce the Company’s risk of not meeting this continued listing requirement in the future.

Q:	Will the reverse stock split guarantee that the Company’s Class A Stock minimum bid price will be greater than $1.00 per share?

No, the effect of a reverse stock split cannot be predicted with any certainty and the history of similar stock split combinations for companies in like circumstances is varied.  It is possible that the per share price of the Company’s Class A Stock will not rise in exact proportion to the reduction in the number of shares of Class A Stock outstanding resulting from the reverse stock split, and there can be no assurance that the market price per share after the reverse split will either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time.  The market price of the Company’s Class A Stock is based also on other factors that are unrelated to the number of shares outstanding, including the Company’s future performance.  Notwithstanding the foregoing, the Board of Directors believes that the proposed reverse stock split, when implemented at an appropriate ratio within the proposed range, will result in the market price of the Company’s Class A Stock rising to the level necessary to satisfy the $1.00 minimum bid price requirement.

Q:	Will the reverse stock split guarantee that the Company remain listed on the NASDAQ Capital Market?

There can be no assurance that the Company will not be delisted due to a failure to meet other continued listing requirements of the NASDAQ Capital Market even if the market price per share after the reverse stock split remains in excess of the $1.00 minimum bid price requirement.  However, the Board of Directors believes that if the Class A Stock maintains a closing bid price of $1.00 per share for a sustained period of time, then the Company will be able to meet all of the other continued listing requirements.

Q:	What are other additional risks associated with the reverse stock split?

The reverse stock split may decrease the trading market for the Company’s Class A Stock because it will reduce the number of shares of Class A Stock available in the public market, particularly if the stock price does not increase as a result of the reverse stock split.

The reverse stock split may not result in a sustained market price that is high enough to overcome investor policies and practices of certain institutional or other potential investors, therefore, the Company may not appeal to a broader range of investors after the reverse stock split.

Additionally, if the stock price does not increase as a result of the reverse stock split, then the perception of the Company’s Class A Stock will not improve.

Q:	If the Company’s shareholders approve this proposal, will the reverse stock split take place?

No, the Board will only effect the stock split if the reverse stock split still remains in the best interests of the Company and its shareholders.  The Board will make its determination based upon certain factors, which includes, among others, meeting the listing requirements of the NASDAQ Capital Market, existing and expected marketability and liquidity of the Company’s Class A Stock, prevailing market conditions and the likely effect on the market price of the Class A Stock.  Notwithstanding approval of the reverse stock split by the shareholders, the Board may, at its sole discretion, abandon the Amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of New York not to effect the reverse stock split before the one-year anniversary of the Annual Meeting.  If the Board fails to implement the reverse stock split before the one-year anniversary of the Annual Meeting, shareholder approval would be required again prior to implementing any reverse stock split.

Q:	When does the reverse stock split become effective?

The reverse stock split, if approved by shareholders, would become effective upon the filing of the Amendment with the Secretary of State of the State of New York (the “Effective Time”).  It is expected that the filing of the Amendment will take place promptly following the Annual Meeting, assuming the shareholders approve the Amendment.  However, the exact timing of the filing of the Amendment will be determined by the Board of Directors based on its evaluation as to when such action would be the most advantageous to the Company and its shareholders.

Q:	What is the effect of the reverse stock split on your shares?

           If approved by shareholders and implemented, as of the Effective Time, each issued and oustanding share of Class A Stock and the total number of shares of Class A Stock issued and outstanding will immediately be reduced according to the reverse stock split ratio selected by the Board of Directors.  Proportionate voting rights and other rights and preferences of the holders of the Class A Stock will not be reduced by the proposed reverse stock split.  For example, if you are a holder of 2% of the voting power of the outstanding shares of Class A Stock immediately prior to the reverse stock split, you would continue to hold at least 2% of the voting power of the outstanding shares of Class A Stock immediately after the reverse stock split, except for minor differences resulting from the rounding up of fractional shares.  Additionally, the number of shareholders of record will not be affected by the proposed reverse stock split.

Q:	What happens if you own fractional shares of Class A Stock after the reverse stock split?

You will not receive post-reverse stock split fractional shares of Class A Stock in connection with the reverse stock split.  Any fractional shares which result from the reverse stock split will be rounded up to the nearest whole share.  Any shareholder who holds less than the selected exchange ratio will be entitled to receive one (1) share.  Each shareholder’s proportionate ownership of outstanding shares of Class A Stock would remain the same, except for minor differences resulting from the rounding up of fractional shares.  The reverse stock split may leave certain shareholders with one or more “odd lots,” which are share holdings in amounts of fewer than 100 shares of Class A Stock.  These odd lots may be more difficult to sell than shares of Class A Stock in even multiples of 100.  Shareholders selling odd lots created by the reverse stock split may incur increased brokerage commissions in selling such shares.

Q:	What is the effect of the reverse stock split on authorized but unissued shares of Class A Stock?

The Company is currently authorized in its Certificate of Incorporation to issue up to a total of 100,000,000 shares of Class A Stock.  The total number of authorized shares of Class A Stock will not change as a result of the reverse stock split.  As of April 30, 2012, the Company had 63,277,321 and 56,133,764 shares of Class A Stock issued and outstanding, respectively (7,143,557 shares of Class A Stock are held by the Company as treasury shares). 3,677,375 shares of Class A Stock reserved for issuance upon the exercise of outstanding stock options and 1,640,000 shares of Class A Stock reserved for issuance pursuant to the Company’s 2010 Incentive Plan.  As described above, the reverse stock split would have the effect of reducing the number of issued and outstanding shares of Class A Stock and the number of shares of Class A Stock reserved for issuance pursuant to the Company’s 2010 Incentive Plan.  Therefore, at the Effective Time, the number of authorized shares of Class A Stock that are not issued and outstanding or reserved for issuance would increase, and there would be additional authorized but unissued shares of the Company’s Class A Stock available for future issuance.  All authorized but unissued shares that are not reserved for issuance would remain available for issuance by the Board of Directors for general corporate purposes at any time, at its discretion, without shareholder approval.  If the Board were to authorize the issuance of any such shares, such issuances could dilute your ownership interests as a holder of Class A Stock.

Q:
What is the effect of the reverse stock split on the following types of holders of Class A Stock: (i) registered and beneficial holders; (ii) book-entry holders; and (iii) holders of registered certificated shares?

(i)           If the reverse stock split is effected, the Company intends to treat beneficial owners (i.e., shareholders who hold their shares in “street name” through a bank, broker or other nominee) in the same manner as registered shareholders whose shares are registered in their names.  Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding shares in “street name.”  However, these banks, brokers or other nominees may have their own procedures for processing the reverse stock split.  Shareholders who hold shares with a bank, broker or other nominee are encouraged to contact their bank, broker or other nominee.

(ii)           Certain shareholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities.  If you hold shares in book-entry form, you do not need to take any action following the Effective Time in order for your shares to be adjusted to reflect the reverse stock split.  If you are entitled to post-split shares, a transaction statement will be automatically sent to your address of record indicating the number of shares you hold following the Effective Time.

(iii)           If any of your shares are held in certificate form, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the Effective Time.  The transmittal letter will contain instructions on how to surrender your certificate(s) representing your pre-split shares of Class A Stock to the transfer agent.  Upon receipt of your properly completed and executed transmittal letter and your stock certificate(s), you will be issued the appropriate number of post-split shares.  You will not be required to pay a transfer or other fee to exchange your certificates.

Instead of receiving a new stock certificate(s), you will receive a direct registration statement that indicates that number of post-split shares you own in book-entry form.  At any time after receipt of your direct registration statement, you may request a stock certificate representing your post-split ownership interest.  Until surrendered, the Company will deem outstanding pre-split stock certificates held by shareholders to be cancelled and only to represent the number of whole shares of post-reverse stock split Class A Stock to which these shareholders are entitled.  You should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Q:	What is the effect of the reverse stock split on the Company’s stock plan(s)?

As of April 30, 2012, approximately 1,640,000 shares of Class A Stock were issuable upon the exercise of outstanding stock options under the Company’s 2010 Incentive Plan.  Under the 2010 Incentive Plan, if the reverse stock split is effected, the number of shares of Class A Stock reserved and remaining available for issuance and the number, exercise price or other similar financial terms of shares of Class A Stock subject to outstanding awards will be proportionately adjusted based on the reverse stock split ratio selected by the Board of Directors.

Q:	What are the accounting consequences of the reverse stock split?

The par value of the Company’s Class A Stock will remain unchanged at $1.00 per share after the reverse stock split.  As a result, at the Effective Time, the stated capital on the Company’s balance sheet attributable to the Class A Stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced.  The per share common stock net income or loss and net book value will be increased because there will be fewer shares of Class A Stock outstanding.

Q:	Do shareholders have appraisal rights in connection with the reverse stock split?

No, the New York Business Corporation law does not provide dissenters’ rights to the Company’s shareholders in connection with the reverse stock split.

Q:	Does this reverse stock split constitute a “going private” transaction?

No, notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, such transaction is not, nor is it a first step in, and nor is the Board of Directors currently contemplating a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended. Because fractional shares will be rounded up to the nearest whole share, there will be no reduction to the number of beneficial owners of the Company's Class A Stock.

Q:	What are the United States federal income tax consequences of the reverse stock split?

The following is a general summary of certain U.S. federal income tax consequences of the reverse stock split that may be relevant to shareholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations promulgated thereunder, published administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This summary only applies to shareholders that hold Class A Stock in the Company as capital assets within the meaning of section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion is a summary for general information purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to shareholders in light of their particular circumstances or to shareholders that may be subject to special tax rules, including, without limitation: (i) shareholders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) U.S. shareholders whose “functional currency” is not the U.S. dollar; (ix) persons holding the Class A Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of the Class A Stock in connection with employment or other performance of services; (xi) dealers and other shareholders that do not own their shares of Class A Stock as capital assets; or (xii) U.S. expatriates.

In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction or any U.S. federal tax consequences (such as the U.S. federal estate and gift tax consequences) other than U.S. federal income taxation. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of the Class A Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding Class A Stock and the partners therein should consult their tax advisors regarding the tax consequences to them of the reverse stock split.

The Company has not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. income tax consequences of the reverse stock split discussed below and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO HIM OR HER.

            For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Class A Stock in the Company that for U.S. federal income tax purposes is: (i) an individual citizen or resident of the United States; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in Section 7701(a)(30) of the Internal Revenue Code (a “U.S. Person”)) have the authority to control all substantial decisions of the trust, or the trust has a valid election in effect to be treated as a U.S. Person.  A “Non-U.S. Holder” is a beneficial owner of Class A Stock in the Company that is not a “U.S. Holder”.

U.S. Holders

The reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes and as an exchange described under section 1036 of the Internal Revenue Code. As a result, a U.S. Holder generally should not recognize gain or loss upon the reverse stock split, except with respect to the fractional shares of the Class A Stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of the Class A Stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of the Class A Stock surrendered, and such shareholder’s holding period (i.e., acquired date) in the shares of the Class A Stock received should include the holding period in the shares of the Class A Stock surrendered. Treasury regulations promulgated under the Internal Revenue Code provide detailed rules for allocating the tax basis and holding period of the shares of the Class A Stock surrendered to the shares of the Class A Stock received pursuant to the reverse stock split. If you acquired your shares of Class A Stock on different dates and at different prices, you should consult your tax advisors regarding the allocation of the tax basis and holding period of such shares.

The Company will not issue fractional shares in connection with the reverse stock split.  In order to avoid the expense and inconvenience of issuing and transferring fractional shares of the Class A Stock to stockholders who would otherwise be entitled to receive fractional shares of Class A Stock following the reverse stock split, any fractional shares which result from the reverse stock split will be rounded up to the next whole share.  The federal income tax treatment of the receipt of the additional fractional interest by a U.S. Holder is not clear and may result in tax liability not material in amount in view of the low value of such fractional interest.

Reporting Requirements.  "Significant U.S. Holders" may be required under Treasury Regulation Section 1.368-3 to file a statement with their U.S. federal income tax returns setting forth the name and employer identification number of the Company, the date of the reverse stock split, and the adjusted tax basis and the fair market value in their shares of Class A Stock held immediately before the proposed reverse stock split. A "Significant U.S. Holder" means a U.S. Holder who, immediately before the exchange owned 5 percent or more of the total outstanding Class A Stock of the Company measured by either vote or value.

All U.S. Holders will be required to retain permanent records relating to the amount, basis and fair market value of the Class A Stock surrendered and the Class A Stock and cash received in the reverse stock split. U.S. Holders are urged to consult their tax advisors with respect to these record keeping, filing, and any other tax reporting requirements.

Non-U.S. Holders

A Non-U.S. Holder generally should notrecognize gain or loss upon the reverse stock split, except with respect to the fractional shares of Class A Stock.  The Company will not issue fractional shares in connection with the reverse stock split.  In order to avoid the expense and inconvenience of issuing and transferring fractional shares of the Class A Stock to stockholders who would otherwise be entitled to receive fractional shares of Class A Stock following the reverse stock split, any fractional shares which result from the reverse stock split will be rounded up to the next whole share.  The federal income tax treatment of the receipt of the additional fractional interest by a Non-U.S. Holder is not clear and may result in tax liability not material in amount in view of the low value of such fractional interest.

Information Reporting and Backup Withholding Tax.  The federal income tax treatment of the receipt of the additional fractional interest by a Non-U.S. Holder is not clear.  As a result, it is unclear whether backup withholding and information reporting will apply to the receipt of the additional fractional interest by a Non-U.S. Holder. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.

Taxation of the Company

The Company will not recognize any gain or loss as a result of the reverse stock split.

Q:	What is the required vote for approval of this proposal?

The affirmative vote of shareholders having a majority of the voting power of all outstanding shares of the Company’s Class A Stock entitled to vote at the Annual Meeting is requirement to approve the Amendment and proposed reverse stock split.  As a result, abstentions and broker non-votes will have the same effect on this proposal as negative votes.

OTHER MATTERS

Other Business

The Board of Directors knows of no business other than that described in this Proxy Statement that will be presented for consideration at the Annual Meeting.  If other business shall properly come before the Annual Meeting, shares represented by valid proxies will be voted on such matters in accordance with the best judgment of the persons named as proxies on the proxy cards, or their duly authorized designees.

Shareholder Proposals

Any holder of Class A Stock who wishes to submit a proposal intended to be included in the proxy statement to be presented at the next annual meeting of shareholders must forward such proposal to the Secretary of the Company at the address in the Notice of Annual Meeting so that it is received by the Company no later than December 1, 2012.  Such a proposal must comply with such rules as may be prescribed from time to time by the SEC regarding proposals of security holders.

Any holder of Class A Stock who wishes to submit a proposal outside of Rule 14a-8 of the Exchange Act, which is not intended to be included in the Company’s proxy statement, must forward such proposal to the Secretary of the Company at the address in the Notice of Annual Meeting so that it is received by the Company no later than February 14, 2013 to be considered “timely” for the purposes of Rule 14a-4(c) under the Exchange Act (relating to the circumstances under which a proxy may confer discretionary authority to vote on certain matters).

By Order of the Board of Directors, YOSEF A. MAIMAN Chairman of the Board of Directors, President and Chief Executive Officer April 30, 2012

Ampal-American Israel Corporation

    WO#
    23870
▼ FOLD AND DETACH HERE ▼

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 29, 2012:
The Notice of Annual Meeting, the Proxy Statement and the 2011 Annual Report are available at: http://bnymellon.mobular.net/bnymellon/ampl.	Please mark your votes as indicated in this example	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 and 3.

1. ELECTION OF DIRECTORS
		FOR all nominees listed to the left (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed to the left ☐	*EXCEPTIONS ☐			FOR	AGAINST	ABSTAIN
Nominees:	01 Y. Maiman 02 L. Malamud 03 E. Meltzer 04 I. Eluz 05 D. Vaknin 06 M. Morag 07 S. Saylan 08 R. Degani				2.
RATIFICATION OF THE APPOINTMENT OF KESSELMAN & KESSELMAN, A MEMBER FIRM OF PRICEWATERHOUSECOOPERS INTERNATIONAL LIMITED, AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.
							☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)							FOR	AGAINST	ABSTAIN
*Exceptions _____________________________________________					3.	APPROVAL OF AN AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF ALL OF THE COMPANY’S CLASS A STOCK, PAR VALUE $1.00 PER SHARE, WITHIN A RANGE OF 1:10 TO 1:20.	☐	☐	☐

					4.	IN THEIR DISCRETION, UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

RESTRICTED AREA - SCAN LINE	Mark Here for Address Change or Comments SEE REVERSE	☐

Please sign exactly as name appears. In the case of joint tenancies, coexecutors or co-trustees, both should sign. If acting as attorney, executor, administrator, trustee, officer of a corporation, or in other representative capacity, please give full title under signature.

Signature	Signature	Date

You can now access your Ampal- American Israel Corporation account online.

Access your Ampal-American Israel Corporation account online via Investor ServiceDirect® (ISD).

The transfer agent for Ampal-American Israel Corporation, now makes it easy and convenient to get current information on your shareholder account.

●	View account status	●	View payment history for dividends
●	View certificate history	●	Make address changes
●	View book-entry information	●	Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2011 Annual Report to Shareholders are available at: http://bnymellon.mobular.net/bnymellon/ampl

▼ FOLD AND DETACH HERE ▼

PROXY
AMPAL-AMERICAN ISRAEL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Irit Eluz and Yoram Firon, and each of them, as proxy for the undersigned, with full power of substitution, to vote and otherwise represent all of the shares of Class A Stock of Ampal-American Israel Corporation held of record by the undersigned on May 11, 2012, at the Annual Meeting of Shareholders to be held on May 29, 2012 at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 35th floor, New York, NY 10104, at 10:00 a.m. local time, and any adjournment(s) or postponement(s) thereof, with the same effect as if the undersigned were present and voting such shares, on all matters as further described in the accompanying Proxy Statement. By executing this Proxy, the undersigned hereby revokes any proxy previously given with respect to such shares. If the undersigned needs directions to the Annual Meeting to attend and/or vote in person, the undersigned should contact Ampal-American Israel Corporation by telephone at (866) 447-8636. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement and Annual Report.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” EACH OF THE BOARD OF DIRECTORS’ NOMINEES, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Address Change/Comments
(Mark the corresponding box on the reverse side)	SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

RESTRICTED AREA - SCAN LINE

(Continued, and to be signed and dated on reverse side.)	WO# 23870

RESTRICTED AREA - SIGNATURE LINE

PRINT AUTHORIZATION
To commence printing on this proxy card please sign, date and fax this card to: 201-369-9711
SIGNATURE:_______________________________________________________	DATE:___________________
(THIS BOXED AREA DOES NOT PRINT)

ANNEX A
CERTIFICATE OF AMENDMENT
OF
THE CERTIFICATE OF INCORPORATION
OF
AMPAL-AMERICAN ISRAEL CORPORATION
(Under Section 805 of the Business Corporation Law)

We, the undersigned, being respectively the President and Secretary of Ampal-American Israel Corporation (the “Corporation”), hereby certify, in accordance with Section 805 of the New York Business Corporation Law, the following amendments to its Certificate of Incorporation:

1.           The name of the Corporation is currently Ampal-American Israel Corporation.  The Corporation was formed under the name Ampal-American Palestine Trading Corporation.

2.           The Certificate of Incorporation was filed by the Department of State on February 6, 1942.

3.           The text of the Corporation’s Certificate of Incorporation, as restated and filed in the Office of the Department of State of the State of New York on the 3rd day of June, 1997, as amended by the three separate Certificates of Amendment to the Certificate of Incorporation of the Corporation, dated July 18, 2006 and filed with the Department of State of the State of New York on July 19, 2006, dated July 18, 2006 and filed with the Department of State of the State of New York on July 19, 2006, and dated February 7, 2007 and filed with the Department of State of the State of New York on February 27, 2007, respectively, is hereby amended to effect a reverse stock split of the Corporation’s Class A Stock.

4.           The text of the Corporation’s Certificate of Incorporation is hereby amended such that the following paragraph shall be added after the first paragraph of Article Fourth of the Certificate of Incorporation:

“As of 5:00 p.m. (Eastern time) on [________], 2012 (the “Effective Time”), each [__] shares of Class A Stock issued and outstanding at such time shall be combined into one (1) share of Class A Stock (the “Reverse Stock Split”).  The par value of the Class A Stock following the Reverse Stock Split shall remain $1.00 per share.  No fractional shares will be issued in connection with the Reverse Stock Split.  Stockholders of record [immediately prior to the Effective Time] who otherwise would have been entitled to receive fractional shares, will be entitled to rounding up of their fractional share to the nearest whole share.  Each certificate that immediately prior to the Effective Time represented shares of Class A Stock (an “Old Certificate”) shall thereafter represent the number of shares of Class A Stock into which the shares of Class A Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.  The authorized shares of the Corporation shall remain as set forth in this Restated Certificate of Incorporation.  Shares of Class A Stock which were outstanding prior to the Effective Time and which are not outstanding after the Effective Date shall resume the status of authorized but unissued shares of Class A Stock.”

5.           The foregoing amendment of the Certificate of Incorporation was duly approved and adopted in accordance with the provisions of Section 805 of the New York Business Corporation Law and has been authorized by a majority of the votes of the outstanding shares of Class A Stock, at a meeting duly called and held on May 29, 2012, a quorum being present.

IN WITNESS WHEREOF, we have executed this Certificate of Amendment of the Certificate of Incorporation and affirm that statements made herein are true under the penalties of perjury this [__] day of [_______], 2012.

AMPAL-AMERICAN ISRAEL CORPORATION _________________________________ _______________, President _________________________________ _______________, Secretary